 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-86599 and 33-91003 of Citizens Bancshares Corporation on Form S-8 and Form S-3, respectively, of our report dated March 30, 2016, relating to consolidated financial statements of Citizens Bancshares Corporation and Subsidiary as of and for the year ended December 31, 2015, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Elliott Davis Decosimo, LLC

Columbia, South Carolina

March 30, 2016